Federal Signal Q4 2022 Earnings Call March 1, 2023 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer

Safe Harbor This presentation contains unaudited financial information and various forward‐looking  statements as of the date hereof and we undertake no obligation to update these forward‐ looking statements regardless of new developments or otherwise. Statements in this  presentation that are not historical are forward‐looking statements. Such statements are subject  to various risks and uncertainties that could cause actual results to vary materially from those  stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of  the coronavirus pandemic and the associated government response, risks and adverse economic  effects associated with emerging geopolitical conflicts, product and price competition, supply  chain disruptions, work stoppages, availability and pricing of raw materials, cybersecurity risks,  risks associated with acquisitions such as integration of operations and achieving anticipated  revenue and cost benefits, foreign currency exchange rate changes, interest rate changes,  increased legal expenses and litigation results, legal and regulatory developments and other risks  and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non‐GAAP financial information.  Such items  are reconciled herein, in our earnings news release provided as of the date of this presentation or  in other investor materials filed with the SEC. 2

$708 $899 $1,090 $1,221 $1,131 $1,213 $1,435 2016 2017 2018 2019 2020 2021 2022 Delivering on our Strategy 3 Net Sales CAGR (2016‐22) Total: ~13% Organic: ~6% Strategic acquisitions, primarily focused on developing a Specialty Vehicle platform, and  organic growth have contributed meaningfully to Federal Signal’s growth since 2016 (US$ in millions)

4 Long‐Term Organic  Revenue Growth Value‐Added  Acquisitions (Couple of % points > GDP) ESG: 15-18% SSG: 17-21% (new) Consolidated: 12-16% High Single Digit Revenue Growth EBITDA Margin  Targets: Cash Conversion:  ~100% of net income ROIC > Cost of  Capital With continued focus on organic growth and M&A, and with margin performance above that of many of our peers, our financial framework aims to create long-term stockholder value Financial Framework Driving Long‐Term Value Creation

2022 in Review 5 • Delivered highest net sales, adjusted EPS and orders in our history • Improved EBITDA margin performance towards the high end of  current target range • Executed against several long‐term strategic objectives in 2022:  Continued expansion of our aftermarkets business, with revenues  up 10% YoY  Momentum in demand for safe‐digging products continued, with  orders up 41% YoY  Funding new product development, with focus on electrification  Capital investments to support organic growth and 80/20  initiatives, including purchase of University Park, IL manufacturing  facility   Funded combined $38 M of cash dividends and share repurchases • Issued third annual Sustainability Report

Full‐Year Financial Highlights * 6* Comparisons versus full year 2021 • Record net sales of $1.43 B, up $222 M, or 18% • Organic growth of $130 M, or 11% • Operating income of $160.8 M, up $30.1 M, or 23% • Adjusted EBITDA of $215.0 M, up $34.5 M, or 19% • Adjusted EBITDA margin of 15.0%, vs. 14.9% • GAAP EPS of $1.97, up $0.34, or 21% • Record adjusted EPS of $1.96, up $0.21, or 12% • Record orders of $1.69 B, up $153 M, or 10% • Record backlog of $879 M, up $250 M, or 40%

Q4 Highlights * 7* Comparisons versus Q4 of 2021 • Record net sales of $392 M, up $90 M, or 30% • Organic growth of $71 M, or 24% • Operating income of $46.6 M, up $16.5 M, or 55% • Adjusted EBITDA of $61.1 M, up $21.1 M, or 53% • Adjusted EBITDA margin of 15.6%, vs. 13.3% • GAAP EPS of $0.57, up $0.25, or 78% • Record adjusted EPS of $0.57, up $0.17, or 43% • Orders of $444 M; second highest quarterly orders  on record

8 Group and Corporate Results $ millions, except % Q4 2022 Q4 2021 % Change ESG Orders 383.5$ 381.3$ 1% Sales 325.3 245.5 33% Operating income 44.7 24.1 85% Operating margin 13.7% 9.8% Adjusted EBITDA 57.6 36.2 59% Adjusted EBITDA margin 17.7% 14.7% SSG Orders 60.7 62.5 -3% Sales 66.2 55.9 18% Operating income 12.1 10.1 20% Operating margin 18.3% 18.1% Adjusted EBITDA 13.2 11.0 20% Adjusted EBITDA margin 19.9% 19.7% Corporate expenses 10.2 4.1 149% Consolidated Orders 444.2 443.8 0% Sales 391.5 301.4 30% Operating income 46.6 30.1 55% Operating margin 11.9% 10.0% Adjusted EBITDA 61.1 40.0 53% Adjusted EBITDA margin 15.6% 13.3%

Statement of Operations 9 $ millions, except % and per share Q4 2022 Q4 2021 $ Change % Change Net sales 391.5$ 301.4$ 90.1$ 30% Gross profit 96.6 67.4 29.2 43% SEG&A expenses 46.2 37.6 8.6 23% Amortization expense 3.3 2.7 0.6 22% Acquisition and integration-related expenses (benefits) 0.5 (3.0) 3.5 NM Operating income 46.6 30.1 16.5 55% Interest expense 4.4 1.2 3.2 267% Debt settlement charges 0.1 - 0.1 NM Pension settlement charges - 10.3 (10.3) NM Other expense (income), net 0.1 (0.6) 0.7 -117% Income tax expense (benefit) 7.4 (0.3) 7.7 NM Net income 34.6$ 19.5$ 15.1$ 77% Diluted earnings per share 0.57$ 0.32$ 0.25$ 78% Diluted adjusted earnings per share 0.57$ 0.40$ 0.17$ 43% Gross Margin 24.7% 22.4% SEG&A expenses as a % of net sales 11.8% 12.5% Effective tax rate 17.6% -1.6%

Adjusted Earnings per Share

($ in millions, except per share data)	Three Months Ended December 31, 2022		Three Months Ended December 31, 2021		Twelve Months Ended December 31, 2022		Twelve Months Ended December 31, 2021
Net income	$	34.6	$	19.5	$	120.4	$ 100.6
Add (less):							
Income tax expense (benefit)		7.4		(0.3)		30.5	17.0
Income before income taxes		42.0		19.2		150.9	117.6
Add (less):							
Acquisition and integration-related expenses (benefits)		0.5		(3.0)		(0.5)	(2.1)
Pension-related charges (1)		-		10.3		-	10.6
Coronavirus-related expenses (2)		-		-		-	1.2
Debt settlement charges		0.1		-		0.1	-
Purchase accounting effects (3)		-		0.2		-	0.7
Adjusted income before income taxes		42.6		26.7		150.5	128.0
Adjusted income tax expense (4)		(7.6)		(1.8)		(30.4)	(19.6)
Adjusted net income	**$**	**35.0**	**$**	**24.9**	**$**	**120.1**	**$ 108.4**
Diluted EPS	$	0.57	$	0.32	$	1.97	$ 1.63
Adjusted diluted EPS	**$**	**0.57**	**$**	**0.40**	**$**	**1.96**	**$ 1.75**

(1) Pension-related charges in the three and twelve months ended December 31, 2021 primarily relate to pension settlement charges incurred in connection with a pension annuitization project.

(2) Coronavirus-related expenses in the twelve months ended December 31, 2021 relate to direct expenses incurred in connection with the Company's response to the coronavirus pandemic, that are incremental to, and separable from, normal operations. Such expenses primarily relate to incremental paid time off provided to employees and costs incurred to implement enhanced workplace safety protocols.

(3) Purchase accounting effects in the three and twelve months ended December 31, 2021 relate to adjustments to exclude the step-up in the valuation of equipment acquired in recent business combinations that was sold during the periods presented.

(4) Adjusted income tax expense for the three and twelve months ended December 31, 2022 and 2021 was recomputed after excluding the impact of acquisition and integration-related expenses (benefits), pension-related charges, coronavirus-related expenses, debt settlement charges, and purchase accounting effects, where applicable.

FEDERAL SIGNAL

10

11 Financial Strength and Flexibility * * Dollar amounts as of, or for the quarter ending 12/31/2022, unless otherwise noted ** Net debt is a non‐GAAP measure and is computed as total debt of $363.0 M, less total cash and cash equivalents of $47.5 M  Strong capital  structure • Cash and cash equivalents of $48 M  • Net debt of ~$316 M ** • In October 2022, executed a five‐year, $800 M revolving credit facility, with opportunity  to increase further by the greater of (i) $400 M or (ii) 100% of TTM consolidated EBITDA,  subject to lenders approval • Net debt leverage remains low • Compliant with all covenants with significant headroom Healthy cash flow  and access to  cash facilitate  organic growth  investment, M&A  and cash returns  to stockholders • Generated ~$40 M of cash from operations in Q4 this year, bringing full‐year operating  cash generation to ~$72 M • ~$428 M of availability under revolving credit facility • Purchased University Park manufacturing facility for ~$28 M in Q1 2022 • Other cap ex of $25 M in 2022, including investments in our plants to add capacity and  gain efficiencies through automation  • Completed acquisition of TowHaul Corporation on October 3, 2022 for initial payment of  ~$43 M • Completed acquisition of Blasters, Inc. on January 3, 2023 for initial payment of ~$13 M • Paid $5.4 M for dividends, reflecting dividend of $0.09 per share; recently declared  similar dividend for Q1 2023 • Share repurchases of $16 M in 2022; ~$59 M of authorization remaining under current  program (~2% of market cap)

CEO Remarks – Q4 Performance 12 • Outstanding execution by both groups contributed to strong Q4 results,  which included record quarterly net sales and adjusted EPS, and an  adjusted EBITDA margin towards the high end of target range • Environmental Solutions Group highlights:  Sales growth of 33%  Adjusted EBITDA margin of 17.7%, up 300 basis points vs. prior year  Sequential quarterly production improvement of >20% at our two  largest facilities; supply chain showing signs of easing  • Safety and Security Group highlights:  Sales growth of 18%  Adjusted EBITDA margin of ~20%, despite week‐long plant shutdown  due to a power outage  Increasing SSG’s target EBITDA margin to a new range of 17% to 21% from previous range of 15% to 18%

CEO Remarks – Looking Ahead 13 • Order strength and record backlog provide good  visibility into 2023 • Economic stimulus and infrastructure legislation  expected to be catalysts for multi‐year growth • Continued investment in new product development,  with momentum on electrification initiatives  Fully‐electric street sweeper and dump truck  offerings being unveiled at upcoming trade  shows • With lead times for new equipment continuing to be  extended, expect demand for aftermarkets offerings  to remain high  Replenishment of rental fleet means higher  concentration of rental fleet builds during Q1 vs.  prior year  Rental quote activity so far this year is robust   Geographic expansion of aftermarkets business  gaining traction Switch-N-Go® system on electric chassis Fully-electric street sweeper Plug-in hybrid electric Broom Bear ® street sweeper

Continued M&A Execution

BLASTERS, INC.

- Fills critical product gap in road marking/line-removal business and establishes Florida location for other aftermarket opportunities
- Transaction closed on January 4, 2023

Liquidator



Certified Pre-Owned Water Blasters



Rentals



Contracting



Trackless VEHICLES

- Manufacturer of multi-purpose, off-road municipal tractors and a variety of attachments
- Attractive aftermarket business with opportunities to leverage distribution channel
- Signed February 23, 2023; transaction expected to close during Q2 2023

MT7 Tractor



Snow Attachments



Grass Attachments



Maintenance Attachments



FEDERAL SIGNAL
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2023 Outlook Adjusted EPS* ranging from $2.15 to $2.40 Would represent highest EPS in Company’s history and YoY growth of 10%-22%, despite aggregate headwind of ~$0.23 from higher interest expense and normalization of tax rate 15  Revenue of $1.58 B to $1.72 B; represents YoY  growth of 10%‐20% vs. $1.43 B in 2022  Double‐digit improvement in pre‐tax earnings  Depreciation and amortization expense of ~$62 M  ‐$65 M  Capital expenditures of $25 M to $30 M  Interest expense of ~$18‐20 M; YoY EPS headwind  of ~$0.11  Effective tax rate resets to a normalized rate  between 25% and 26%, excluding discrete items;  YoY EPS headwind of ~$0.12  ~61‐62 M weighted average shares outstanding Key Assumptions  YoY earnings improvement expected in  Q1, although seasonal effects typically  result in Q1 earnings being lower than  subsequent quarters  Expect Q1 2023 earnings to represent  similar % of full‐year earnings as in 2022  No significant deterioration in current supply  chain environment; assumes supply chain  improves throughout year, with steady flow  of customer‐provided chassis  No significant increase in current input costs  Includes nominal contribution from Trackless  acquisition, expected to close during Q2 *Adjusted earnings per share (“EPS”) is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In 2022, we made adjustments to exclude the impact of acquisition and integration-related expenses (benefits) and debt settlement charges, where applicable. Should any similar items occur in 2023, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).

Federal Signal Q4 2022 Earnings Call 16 Q&A March 1, 2023 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer

Investor Information Stock Ticker ‐ NYSE:FSS Company website:  federalsignal.com/investors HEADQUARTERS 1415 West 22nd Street, Suite 1100 Oak Brook, IL 60523 INVESTOR RELATIONS CONTACTS 630‐954‐2000 Ian Hudson SVP, Chief Financial Officer IHudson@federalsignal.com 17

Federal Signal Q4 2022 Earnings Call 18 Appendix

Consolidated Adjusted EBITDA 19 Consolidated $ millions, except % 2022 2021 2022 2021 Net income 34.6$ 19.5$ 120.4$ 100.6$ Add (less): Interest expense 4.4 1.2 10.3 4.5 Pension settlement charges - 10.3 - 10.3 Acquisition and integration-related expenses (benefits) 0.5 (3.0) (0.5) (2.1) Coronavirus-related expenses - - - 1.2 Debt settlement charges 0.1 - 0.1 - Purchase accounting effects * - - - 0.3 Other expense (income), net 0.1 (0.6) (0.5) (1.7) Income tax expense (benefit) 7.4 (0.3) 30.5 17.0 Depreciation and amortization 14.0 12.9 54.7 50.4 Consolidated adjusted EBITDA 61.1$ 40.0$ 215.0$ 180.5$ Net Sales 391.5$ 301.4$ 1,434.8$ 1,213.2$ Consolidated adjusted EBITDA margin 15.6% 13.3% 15.0% 14.9% Three Months Ended December 31, Twelve Months Ended December 31, * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.4 million for the three and twelve months ended December 31, 2021, respectively.

Segment Adjusted EBITDA 20 ESG $ millions, except % Q4 2022 Q4 2021 Operating Income 44.7$ 24.1$ Add: Acquisition and integration-related expenses 0.1 0.1 Purchase accounting effects * - - Depreciation and amortization 12.8 12.0 Adjusted EBITDA 57.6$ 36.2$ Net Sales 325.3$ 245.5$ Adjusted EBITDA margin 17.7% 14.7% SSG $ millions, except % Q4 2022 Q4 2021 Operating Income 12.1$ 10.1$ Add: Depreciation and amortization 1.1 0.9 Adjusted EBITDA 13.2$ 11.0$ Net Sales 66.2$ 55.9$ Adjusted EBITDA margin 19.9% 19.7% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million for the three months ended December 31, 2021.

Non‐GAAP Measures • Adjusted net income and earnings per share (“EPS”) ‐ The Company believes that modifying its 2022 and 2021 net  income and diluted EPS provides additional measures which are representative of the Company’s underlying  performance and improves the comparability of results between reporting periods. During the three and twelve  months ended December 31, 2022 and 2021, adjustments were made to reported GAAP net income and diluted  EPS to exclude the impact of acquisition and integration‐related expenses (benefits), pension‐related charges,  coronavirus‐related expenses, debt settlement charges and purchase accounting effects, where applicable.  • Adjusted EBITDA and adjusted EBITDA margin ‐ The Company uses adjusted EBITDA and the ratio of adjusted  EBITDA to net sales ("adjusted EBITDA margin"), at both the consolidated and segment level, as additional  measures which are representative of its underlying performance and to improve the comparability of results  across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these  reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and  segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance.  • Consolidated adjusted EBITDA is a non‐GAAP measure that represents the total of net income, interest expense,  pension settlement charges, acquisition and integration‐related expenses (benefits), coronavirus‐related  expenses, debt settlement charges, purchase accounting effects, other income/expense, income tax  benefit/expense, and depreciation and amortization expense. Consolidated adjusted EBITDA margin is a non‐ GAAP measure that represents the total of net income, interest expense, pension settlement charges, acquisition  and integration‐related expenses (benefits), coronavirus‐related expenses, debt settlement charges, purchase  accounting effects, other income/expense, income tax benefit/expense, and depreciation and amortization  expense divided by net sales for the applicable period(s).  • Segment adjusted EBITDA is a non‐GAAP measure that represents the total of segment operating income,  acquisition and integration‐related expenses, coronavirus‐related expenses, purchase accounting effects and  depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non‐GAAP measure  that represents the total of segment operating income, acquisition and integration‐related expenses, coronavirus‐ related expenses, purchase accounting effects and depreciation and amortization expense, as applicable, divided  by net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses  directly related to the segment involved. In determining segment income, neither corporate nor interest expenses  are included. Segment depreciation and amortization expense relates to those assets, both tangible and  intangible, that are utilized by the respective segment. Other companies may use different methods to calculate  adjusted EBITDA and adjusted EBITDA margin. 21